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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number: 333-75814

(Check One): [ ]Form 10-K [ ]Form 20-F [ ]Form 11-K [X]Form 10-Q [ ]Form N-SAR

                        For Period Ended: March 31, 2003

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

For the Transition Period Ended:
                                -------------------------------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

Part I - REGISTRANT INFORMATION

                          Hanover Equipment Trust 2001A
                ------------------------------------------------
                             Full Name of Registrant

                                       N/A
                ------------------------------------------------
                            Former Name if Applicable

                          c/o Wilmington Trust Company
                               Rodney Square North
                            1100 North Market Street
                ------------------------------------------------
            Address of Principal Executive Office (Street and Number)

                           Wilmington, Delaware 19890
                ------------------------------------------------
                            City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if applicable)

           |   (a)  The reasons described in reasonable detail in Part III of
           |        this form could not be eliminated without unreasonable
           |        effort or expense;
           |
           |   (b)  The subject annual report, semi-annual report, transition
           |        report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or
           |        portion thereof, will be filed on or before the fifteenth
    [X]    |        calendar day following the prescribed due date; or the
           |        subject quarterly report of transition report on Form 10-Q,
           |        or portion thereof will be filed on or before the fifth
           |        calendar day following the prescribed due date; and
           |
           |   (c)  The accountant's statement or other exhibit required by Rule
           |        12b-25(c) has been attached if applicable.

Part III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11K, 20-F, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

Due to the recent enactment of the Sarbanes-Oxley Act of 2002 (the "Act"), additional time is needed to comply with the new disclosure and certification requirements set forth under the Act, and the related rules promulgated by the Securities and Exchange Commission. The Registrant expects to file the Quarterly Report on Form 10-Q within the extension period.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             David A. Vanaskey, Jr.          (302) 651-1000
             -------------------------       -------------------------------
             (Name)                          (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify reports(s).
                                                                  [_] Yes [X] No

     Form 10-K Special Financial Report to be filed pursuant to Rule 15d-2 and further pursuant to the Form 12b-25 Notification of Late Filing filed by the Registrant.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [_] Yes [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                         Hanover Equipment Trust 2001A
            -------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

     has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                         HANOVER EQUIPMENT TRUST 2001A

                                         By: Wilmington Trust Company, not
                                         in its individual capacity but
                                         solely as Trustee for the Hanover
                                         Equipment Trust 2001A



Date:  May 15, 2003                      /s/    David A. Vanaskey Jr.
                                         ----------------------------------
                                         David A. Vanaskey, Jr., Vice President

Note: Because the registrant is a trust without officers, directors or employees, only the signature of an officer of the trustee of the registrant is available and has been provided.